Exhibit 10.1

FCSTONE, LLC

SENIOR SUBORDINATED LOAN AGREEMENT

This Senior Subordinated Loan Agreement (the “Agreement”) is effective as of the 2nd day of June, 2008 by and among Bank of Montreal (the “Agent”), BMO Capital Markets Financing, Inc., (the “Lender”) and FCSTONE, LLC, an Iowa limited liability company (the “Borrower”), who mutually agree as follows:

1. (a) The term “Designated Self-Regulatory Organization” or “DSRO” shall mean the Exchange(s) and/or other Self-Regulatory Organizations which is (are) a party to the Joint Audit Agreement and which has (have) been designated by the Joint Audit Committee as the Borrower’s DSRO. The Borrower’s DSRO is subject to change from time to time at the Joint Audit Committee’s discretion.

(b) The term “Commission” shall mean the Commodity Futures Trading Commission.

(c) The term “Capital Requirements” shall mean the rules, regulations, and requirements of the Designated Self-Regulatory Organization which were adopted pursuant to Commodity Futures Trading Commission Regulations 1.17 and 1.52.

(d) The term “CFTC regulations” shall mean the Commodity Futures Trading Commission’s Minimum Financial Regulations.

(e) The term “Adjusted Net Capital” shall mean adjusted net capital as defined in Commodity Futures Trading Commission Regulation 1.17(c)(5).

(f) The term “Subordination Agreement” shall mean either a subordinated loan agreement or a secured demand note agreement, as those terms are defined in Commodity Futures Trading Commission Regulation 1.17(h)(1).

2. (a) The Lender agrees to lend to Borrower sums which, in the aggregate principal amount outstanding at any one time, shall not exceed $25,000,000 (the “Revolving Credit”). Borrower may, subject to the provisions of Sections 7 and 8 hereof governing prepayments and repayments, request advances, repay and reborrow amounts during the continuation of the Revolving Credit, as Lender in its discretion may deem advisable, subject to the applicable provisions of this Agreement upon the terms and conditions set forth herein. Each such revolving credit loan made hereunder (an “Advance”) shall mature one year from the date of the Advance and in any case no later than June 2, 2010.

(b) No new Advances hereunder shall be made after June 2, 2009.

(c) Notwithstanding any term hereof to the contrary, the Lender reserves the right to make any Advance hereunder in their sole and absolute discretion. It is expressly understood and agreed by Borrower that nothing herein creates any liability on the Lender, its officers, directors, shareholders, successors or permitted assigns to make any Advance.

(d) Whenever Borrower desires the Lender to make any Advance or extend the scheduled maturity date of an Advance, it shall provide prior notice of such Advance to the Borrower’s DSRO, setting forth the amount of the Advance and the date on which such Advance is to be made.

The obligation of Borrower to repay the unpaid principal amount of the Advances made by the Lender shall be evidenced by a single promissory note of Borrower payable to the order of the Lender (individually a “Note” and collectively the “Notes”) in substantially the form attached hereto as Exhibit A, with blanks appropriately completed, payable to the order of the Lender in a face amount set forth above for the Lender, bearing interest as set forth in paragraph 3 hereof. The Note shall be dated, and shall be delivered to the Lender, on the date of the execution and delivery of this Agreement by Borrower. The Lender shall, and is hereby authorized by Borrower to, endorse on its books and records, appropriate notations regarding the Advances evidenced by its Note as specifically provided therein; provided, however, that the failure to make, or error in making, any such notation shall not limit or otherwise affect the obligations of Borrower hereunder or under the Notes.

3. (a) The Borrower shall give written notice to the Agent (which notice shall be irrevocable once given, and shall be promptly confirmed in writing) by no later than 12:00 Noon (Chicago time) on the date the Borrower requests the Lender to make each Advance. The Borrower shall in any notice requesting any Advance specify the date of the Advance requested (which shall be a Business Day), the amount of such Advance. Each Advance shall initially constitute part of the Prime Rate Portion except to the extent the Borrower has otherwise timely elected that such Advance, or any part thereof, constitute part of a LIBOR Portion as provided in Section 3(d) hereof. The Borrower agrees that the Agent may rely on any such telephonic, telex or telegraphic notice given by any person reasonably believed by it to be authorized to give such notice without the necessity of independent investigation and in the event any notice by such means conflicts with the written confirmation or if such written confirmation is never received by the Agent, such notice shall govern if the Agent has reasonably acted in reliance thereon.

(b) The outstanding principal balance of the Advances (all of the indebtedness evidenced by the Revolving Subordinated Notes bearing interest at the same rate for the same period of time being hereinafter referred to as a “Portion”) shall bear interest with reference to the Prime Rate (the “Prime Rate Portion”) or, at the option of the Borrower and subject to the terms and conditions hereof, with reference to an Adjusted LIBOR (“LIBOR Portions”). All of the indebtedness evidenced by the Notes which bear interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion and all of the indebtedness evidenced by the Notes that is not part of a LIBOR Portion shall constitute a single Prime Rate Portion. There shall not be more than 3 LIBOR Portions outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Lender to create, continue or effect by conversion any LIBOR Portion shall be conditioned upon the fact that at the time no Default Condition (as defined in the Commitment Agreement) or event which with the lapse of time, giving of notice, or both would constitute such a Default

Condition, shall have occurred and be continuing. The Borrower hereby promises to pay interest on each Portion of the indebtedness evidenced by the Notes at the rates and times specified in this Agreement. Each LIBOR Portion shall be in an amount equal to $1,000,000 or such greater amount which is an integral multiple of $100,000. All interest on the Notes shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

(c) The Prime Rate Portion shall bear interest (which the Borrower hereby promises to pay at the times set forth below) at a rate per annum equal at all times to the Prime Rate, plus 1.50%. Any change in the interest rate on the Prime Rate Portions by reason of a change in the Prime Rate shall be and become effective as of and on the date of the relevant change in the Prime Rate. Interest on Prime Rate Portions shall be computed on the basis of a year of 360 days and the actual number of days elapsed and shall be payable monthly in arrears on the last day of each month. After the scheduled maturity date thereof, the unpaid principal amount of each Prime Rate Portion shall bear interest until paid at the rate per annum determined by adding 2% to the Prime Rate from time to time in effect, with any change in such rate by reason of a change in the Prime Rate to become effective on the day of the relevant change in the Prime Rate and with such interest being payable monthly on the last day of each calendar month commencing with the first such date to occur after the scheduled maturity date of the Prime Rate Portion and on the date such Prime Rate Portion is paid.

(d) Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding 3.00% to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration, or otherwise), or at the election of the Agent (acting at the direction of the Lender) upon notice to the Borrower during the existence of any other Default Condition, such Portion shall bear interest, whether before or after judgment until payment in full thereof, through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Prime Rate Portion and shall thereafter bear interest at the interest rate applicable to the Prime Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of 3 months, on the date occurring every 3 months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration, or otherwise) shall be due and payable upon demand, subject to Section 5 of this Agreement. The Borrower shall notify the Agent on or before 11:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Borrower shall notify the Agent of the new Interest Period selected therefor; and in the event the Borrower shall fail to so notify the Agent, such LIBOR Portion shall automatically be converted into and added to the Prime Rate Portion as of and on the last day of such Interest Period.

(e) The Borrower shall notify the Agent by 11:00 a.m. (Chicago time) at least 3 Business Days prior to the date upon which the Borrower requests that any LIBOR Portion be created or that any part of the Prime Rate Portion be converted into a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a LIBOR Portion into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance, and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Agent is hereby authorized to honor telephonic requests for creations, continuances, and conversions received by it from any person the Agent in good faith believes to be an authorized representative without the need of independent investigation, the Borrower hereby indemnifying the Agent from any liability or loss ensuing from so acting.

(f) Notwithstanding any other provisions of this Agreement or the Note, if at any time the Agent shall determine that any change in applicable laws, treaties, or regulations, or in the interpretation thereof, makes it unlawful for the Lender to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Borrower in writing and the obligation of the Lender to create, continue, or maintain any such LIBOR Portion under this Agreement shall be suspended until it is no longer unlawful for the Lender to create, continue, or maintain such LIBOR Portion. If the continued maintenance of any such LIBOR Portion is unlawful, the principal amount of the affected LIBOR Portion shall be converted into part of the Prime Rate Portion hereunder on the date determined by the Agent, subject to the terms and conditions of this Agreement (including, without limitation, Section 3(i) hereof).

(g) Notwithstanding any other provision of this Agreement or the Note, if the Agent shall determine prior to the commencement of any Interest Period that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Lender in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Agent shall promptly give notice thereof to the Borrower and the obligations of the Lender to create, continue, or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall be suspended until deposits in such amount and for the Interest Period selected by the Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining Adjusted LIBOR.

(h) With respect to any LIBOR Portion, if the Agent shall determine that any change in any applicable law, treaty, regulation, or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or any new law, treaty, regulation, or guideline, or any interpretation of any of the foregoing, by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary, or other authority having jurisdiction over the Lender or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:

(i)	impose, increase, or deem applicable any reserve, special deposit, or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Lender which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

(ii)	subject the Lender, LIBOR Portion or Note to the extent it evidences a LIBOR Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction, or withholding in respect of this Agreement, any LIBOR Portion or any Note to the extent it evidences a LIBOR Portion, except such taxes as may be measured by the overall net income or gross receipts of the Lender or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Lender’s principal executive office or its lending branch is located;

(iii)	change the basis of taxation of payments of principal and interest due from the Borrower to the Lender hereunder or under the Notes to the extent it evidences any LIBOR Portion (other than by a change in taxation of the overall net income or gross receipts of the Lender); or

(iv)	impose on the Lender any penalty with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion, or its disbursement, or any Note to the extent it evidences any LIBOR Portion;

and the Agent shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Lender of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Lender (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines, or interpretations thereof), then the Borrower shall pay on demand to the Lender from time to time as specified by the Agent such additional amounts as the Lender shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Lender makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined absent error.

(i) In the event the Lender shall incur any loss, cost, or expense (including, without limitation, any loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Lender to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Lender) as a result of:

(i)	any payment or conversion of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment or conversion is required by any provisions of this Agreement; or

(ii)	any failure by the Borrower to create, borrow, continue, or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement;

then upon the demand of the Agent, the Borrower shall pay to the Lender such amount as will reimburse the Lender for such loss, cost, or expense. If the Lender requests such a reimbursement, it shall provide to the Borrower a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined absent error.

(j) The Lender may, at its option, elect to make, fund or maintain Portions of the Advances hereunder at such of its branches or offices as the Lender may from time to time elect.

(k) Notwithstanding any provision of this Agreement to the contrary, the Lender shall be entitled to fund and maintain its funding of all or any part of the Revolving Subordinated Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 3(g), (h) and (i) hereof) shall be made as if the Lender had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and, in the case of any LIBOR Portion bearing an interest rate equal to the LIBOR for such Interest Period.

(l) For purposes of this Agreement, the following terms shall have the following definitions:

“Adjusted LIBOR” means a rate per annum determined by the Agent in accordance with the following formula:

Adjusted LIBOR =	LIBOR
100%—Reserve Percentage

“Reserve Percentage” means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. “LIBOR” means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Agent for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Agent during such Interest Period. “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period. “LIBOR01 Page” means the display designated as “Reuters Screen LIBOR01 Page” (or such other page as may replace LIBOR01 Page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Agent shall be conclusive and binding absent manifest error.

“Business Day” means any day other than a Saturday or Sunday on which the Agent is not authorized or required to close in Chicago, Illinois and, when used with respect to LIBOR Portions, a day on which the Agent is also dealing in United States Dollar deposits in London, England and Nassau, Bahamas.

“Interest Period” means, with respect to (a) any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending 1, 2, 3 or 6 months thereafter as selected by the Borrower in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)	if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)	no Interest Period may extend beyond the final maturity date of the Note;

(iii)	the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof; and

(iv)	no Interest Period may be selected if after giving effect thereto the Borrower will be unable to make a principal payment scheduled to be made during such Interest Period without paying part of a LIBOR Portion on a date other than the last day of the Interest Period applicable thereto.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

“Prime Rate” at any time shall mean the rate of interest then most recently announced by Bank of Montreal as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States.

(m) All indemnities and other provisions relative to reimbursement to the Lender of amounts sufficient to protect the yield of the Lender with respect to the Advances, including, but not limited to, Sections 3(h) and (i) hereof, shall survive the termination of this Agreement and the payment of the Notes.

4. The Lender hereby subordinates any right to receive any payment with respect to this Agreement, together with accrued interest or compensation, to the prior payment or provision for payment in full of all claims of all present and future creditors of the Borrower arising out of any matter occurring prior to the scheduled final maturity date of the Advances, except for claims which are the subject of subordination agreements which rank on the same priority as or are junior to the claim of the Lender under this Agreement.

5. The proceeds of this Agreement shall be used and dealt with by the Borrower as part of its capital and shall be subject to the risks of its business.

6. The Borrower shall have the right to deposit any cash proceeds of this subordinated loan agreement in an account or accounts in its own name in any bank or trust company.

7. Borrower, at its option, but not at the option of the Agent or the Lender, may make a payment of all or any portion of any Advance made hereunder prior to the scheduled maturity date thereof, (hereinafter referred to as a “Prepayment”) in a minimum principal amount of $100,000. No Prepayment may be made before the expiration of one year from the date this Agreement becomes effective unless it is a Special Prepayment made pursuant to paragraph 8 hereof. No Prepayment shall be made if, after giving effect thereto (and to all payments of payment obligations under any other subordination agreements then outstanding, the maturity or accelerated maturities of which are scheduled to fall due within six months after the date such Prepayment is to occur pursuant to this provision, or on or prior to the date on which the payment obligation with respect to such Prepayment is scheduled to mature disregarding this provision, whichever date is earlier) without reference to any projected profit or loss of the Borrower, the Adjusted Net Capital of the Borrower is less than the greatest of 1) 120% of the appropriate minimum dollar amount required by CFTC Regulations; or 2) 120% of the firm’s risk based capital requirement calculated in accordance with CFTC Regulations; or 3) if the Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(b)(7) of the Regulations of the Securities and Exchange Commission [17C.F.R.240.15c3-1d(b)(7)]; or 4) the minimum capital requirement defined by the DSRO. Notwithstanding the above, no Prepayment shall occur without the prior written approval of the Designated Self-Regulatory Organization.

8. Borrower, at its option, but not at the option of the Agent or the Lender, may make a payment of all or any part of the Advances prior to the scheduled maturity date thereof (hereinafter referred to as a “Special Prepayment”) in a minimum principal amount of $100,000 if the written consent of the Designated Self-Regulatory Organization is first obtained. Provided, however, that no such prepayment shall be made if:

(a) After giving effect thereto (and to all payments of payment obligations under any other subordination agreements then outstanding, the maturities or accelerated maturities of which are scheduled to fall due within six months after the date such Special Prepayment is to occur pursuant to this provision, or on or prior to the date on which the payment obligation in respect to such Special Prepayment is scheduled to mature disregarding this provision, whichever date is earlier) without reference to any projected profit or loss of the Borrower, the Adjusted Net Capital of the Borrower is less than the greatest of 1) 200% of the appropriate minimum dollar amount required by CFTC Regulations, or 2) 125% of the firm’s risk based capital requirement calculated in accordance with CFTC Regulations; or 3) if the Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(c)(5)(ii) of the regulations of the Securities and Exchange Commission, [17C.F.R.240.15c3-1d(5)(ii)]; or 4) the minimum capital requirement as defined by the DSRO; or

(b) Pretax losses during the latest three month period were greater than 15% of current excess adjusted net capital.

9. (a) The payment obligation of the Borrower in respect of this Agreement shall be suspended and shall not mature if, after giving effect to payment of such payment obligation (and to all payments of payment obligations of the Borrower under any other subordination agreements then outstanding which are scheduled to mature on or before such payment obligation), the Adjusted Net Capital of the Borrower would be less than the greatest of 1) 120% of the appropriate minimum dollar amount required by CFTC Regulations; or 2) 120% of the firm’s risk based capital requirement calculated in accordance with CFTC Regulations; or 3) if the Borrower is a securities broker or dealer, the amount of net capital specified in Rule 15c3-1d(b)(8)(i) of the Regulations of the Securities and Exchange Commission, [17C.F.R.240.15c3-1d(b)(8)(i)]; or 4) the minimum capital requirement as defined by the DSRO. Provided that if the payment obligation of the Borrower hereunder does not mature and is suspended as a result of the requirements of this paragraph for a period of not less than six months, the Borrower shall then commence the rapid and orderly liquidation of its entire business, but the right of the Lender to receive payment, together with accrued interest or compensation shall remain subordinate as required by the provisions of this Agreement.

(b) In the event the Borrower is required to commence a rapid and orderly liquidation, as permitted in paragraph 9(a), the date on which the liquidation commences shall be the maturity date for any subordination agreement of the Borrower then outstanding, but the rights of the Lender to receive payment, together with accrued interest or compensation, shall remain subordinate as required by the provisions of such agreements.

10. Subject to the provisions of paragraph 9 of this Agreement, the Lender may, upon prior written notice to the Borrower and the Designated Self-Regulatory Organization and, if required, the Commission, given not earlier than six months after the effective date of this Agreement, accelerate the date on which the payment obligation of the Borrower, together with accrued interest or compensation, is scheduled to mature to a date not earlier than six months after giving of such notice, but the rights of the Lender to receive payment, together with accrued interest or compensation, shall remain subordinate as required by the provisions of this Agreement.

11. Notwithstanding the provisions of paragraph 9 of this Agreement, the payment obligation of the Borrower with respect to this Agreement, together with accrued interest and compensation, shall mature in the event of any receivership, insolvency, liquidation pursuant to the Securities Investor Protection Act of 1970 or otherwise, bankruptcy, assignment for the benefit of creditors, reorganization whether or not pursuant to the bankruptcy laws, or any other marshalling of the assets and liabilities of the Borrower, but the right of the Lender to receive payment, together with accrued interest or compensation, shall remain subordinate as required by the provisions of this Agreement.

12. The Borrower shall immediately notify the Designated Self-Regulatory Organization and the Commission if, after giving effect to all payments of payment obligations under subordination agreements then outstanding which are then due or mature within the following six months without reference to any projected profit or loss of the Borrower, its adjusted net capital would be less than the greatest of 1) 120% of the appropriate minimum dollar amount required by CFTC Regulations; or 2) 120% of the firm’s risk based capital requirements calculated in accordance with CFTC Regulations; or 3) if Borrower is a securities broker or dealer, the amount of net capital specified in Rules 15c3-1d(c)(2) of the Regulations of the Securities and Exchange Commission, [17C.F.R.240.15c3-1d(b)(c)(2)]; or 4) the minimum capital requirement as defined by the DSRO.

13. Neither this Agreement nor any note or other instrument made hereunder is entered into in reliance upon the standing of the Borrower as a member organization of any commodity exchange or securities exchange or upon any such exchange’s surveillance of the Borrower or its capital position. The Lender is not relying upon any such exchange to provide any information concerning or relating to the Borrower. No such exchange has a responsibility to disclose to the Lender any information concerning or relating to the Borrower which it may have now or at any future time. Neither any such exchange nor any officer or employee of any such exchange shall be liable to the Lender with respect to this Agreement, the Indebtedness, the repayment thereof, any interest or compensation thereon or any damages resulting from the breach of this Agreement. Neither the Designated Self-Regulatory Organization nor the Commission is a guarantor of this Agreement.

14. This Agreement shall be binding upon the Lender and the Borrower and their respective, heirs, executors, administrators, successors and assigns.

15. Any note or other written instrument evidencing the Indebtedness shall bear on its face an appropriate legend stating that such note or instrument is issued subject to the provisions of this Agreement, which shall be adequately referred to and incorporated by reference herein.

16. This Agreement shall not be subject to cancellation by any party; no payment shall be made with respect thereto and this Agreement shall not be terminated, rescinded or modified by mutual consent or otherwise if the effect thereof would be inconsistent with the Capital Requirements or, if applicable, the CFTC Regulations.

17. This Agreement is governed by the internal laws of the State of Illinois.

18. Any notice required or provided for herein shall be deemed to have been given or received when it has been delivered in person or has been deposited, postage prepaid, by United States certified or registered mail, addressed to the person for whom intended:

(a)	If for Borrower:

FCStone, LLC

10330 NW Prairie View Drive

Kansas City, Missouri 64153

Attention: William Dunaway

(b)	If for Agent:

Bank of Montreal

115 South LaSalle Street

Chicago, Illinois 60603

Attention: Futures and Securities Division

(c)	If for Borrower’s Designated Self-Regulatory Organization:

Chicago Mercantile Exchange

20 South Wacker Drive

Chicago, Illinois 60606

19. Upon this Agreement becoming effective it shall supersede all prior agreements of the parties with respect to the Advances.

IN WITNESS WHEREOF, the parties hereto have set their hands this 2nd day of June, 2008.

FCSTONE, LLC		BANK OF MONTREAL, as agent

By	/s/ William Dunaway	By	/s/ Linda C. Haven
Its:	CFO	Its	Managing Director

BMO CAPITAL MARKETS FINANCING, INC.

By	/s/ Linda C. Haven
Its:	Managing Director

SUBORDINATION AGREEMENT

INFORMATION STATEMENT

Name and address of Lender:	BMO Capital Markets Financing, Inc.
115 South LaSalle Street
Chicago, Illinois 60603

Attention: Futures and Securities Division

Business relationship of Lender to clearing member:

Partner	N/A

Stockholder	N/A

Other Lender is a lending institution with no ownership interest in the clearing member.

Did the clearing member carry funds or securities for the Lender at or about the time the proposed Subordinated Agreement was filed?

Yes                    No    X

EXHIBIT A

FCSTONE, LLC

SUBORDINATED NOTE

Chicago, Illinois
$25,000,000	June 2, 2008

The undersigned, FCSTONE, LLC, an Iowa limited liability company, for value received, hereby promises to pay to the order of BMO Capital Markets Financing, Inc. (the “Lender”) at the principal office of the Agent in Chicago, Illinois, the principal sum of Twenty-Five Million and No/100 Dollars ($25,000,000) or, if less, the aggregate unpaid principal amount of Advances made by the Lender to the undersigned which are governed by the Senior Subordinated Loan Agreement dated as of June 2, 2008 (and, if amended, all amendments thereto) (the “Agreement”) among the undersigned, Bank of Montreal, as agent, and the Lender.

AS PROVIDED IN THE AGREEMENT THE PAYMENT OF PRINCIPAL OF AND INTEREST ON THIS NOTE IS EXPRESSLY SUBORDINATED TO THE PAYMENT OF ALL OTHER CLAIMS ON THE UNDESIGNED THAT ARE NOT SIMILARLY SUBORDINATED.

All amounts payable by the Borrower hereunder shall be paid in full, without setoff, counterclaim or reduction and without any deduction for, and free from, any and all present or future taxes, levies, duties, fees, charges, deductions, withholdings or liabilities with respect thereto or any restrictions or conditions of any nature whatsoever. In the event that the Borrower is compelled by law to make any such deduction or withholding, the Borrower shall nevertheless pay the Lender such amounts as will result in receipt by the Lender of the sum it would have received had no such deduction or withholding been required to be made. This Note shall be subject to the Agreement, and all principal and interest payable hereunder shall be due and payable in accordance with the terms of the Agreement. The holder shall endorse on its books and records the principal amount of each advance made the maturity thereof, all payments of principal and interest, the principal balance from time to time outstanding and the interest rate applicable thereto. Such record shall be prima facie evidence as to all such amounts. The failure to so record any of the foregoing shall not, however, limit or otherwise affect the obligations of FCSTONE, LLC under the Agreement or under this Note to repay the principal amount of the advance made to it by said Lender under the Agreement, together with all interest accruing thereon.

The undersigned further promises to pay to the order of the Lender interest on the principal sum hereunder from time to time outstanding at the rates and at the times set forth in the Agreement. Interest after maturity shall be payable on demand.

The Borrower promises to pay costs of collection, including reasonable attorneys’ fees, if default is made in the payment of this Note.

FCSTONE, LLC

By
Name:
Its:

Schedule attached to Subordinated Note dated June 2, 2008 of FCStone, LLC payable to the order of Bank of Montreal.

DATE	AMOUNT OF LOAN MADE	AMOUNT OF PRINCIPAL REPAID	UNPAID PRINCIPAL BALANCE